FOR IMMEDIATE RELEASE	Corporate Headquarters:
Dr. Henry C. Pao
President & CEO
408/222-8888

Supertex Reports First Fiscal Quarter Results

Sunnyvale, CA (July 23,  2013) - Supertex, Inc. (NASDAQ GS: SUPX)

•	Q1 sales $16.2 million, 11% higher sequentially and 1% higher year over year
•	Q1 GAAP EPS $0.25 representing a $0.12 increase over the prior quarter and a $0.20 increase compared to the same quarter last year. Q1 EPS included an $0.08 favorable discrete tax item.
•	Q1 gross margin 53.9% compared to 52.4% in the prior quarter and 46.7% in the first quarter of last year
•	Q1 net cash flow from operations $3.8 million
•	Q2 sales expected to grow approximately 5% sequentially

Supertex, Inc. (NASDAQ GS: SUPX), a leader in high voltage mixed signal semiconductors, today reported financial results for the first fiscal quarter ended June 29, 2013. Net sales for the first fiscal quarter were $16,198,000, an 11% increase compared to the prior quarter of $14,649,000 and a 1%  increase compared to $16,059,000 in the same quarter last year. On a GAAP basis, net income in the first fiscal quarter was $2,886,000 or $0.25 per diluted share, as compared with $1,529,000 or $0.13 per diluted share in the prior fiscal quarter, and $597,000 or $0.05 per diluted share in the same quarter of the prior fiscal year.

Non-GAAP earnings per diluted share for the first quarter of fiscal 2014 were $0.30, excluding pre-tax employee stock-based compensation of $643,000, compared with $0.18 in the prior quarter, excluding pre-tax employee stock-based compensation of $639,000, and $0.11 in the same quarter of the prior fiscal year, excluding pretax employee stock-based compensation of $745,000.

Overall sales grew 11% sequentially. Medical electronics product sales increased 13%, rebounding from last quarter due to normal seasonal demand and higher shipments of new advanced higher density analog switches. Additionally, within the printer/EL driver market, new printer head driver sales increased 80%,  while industrial/other product sales increased 21%.  Within the LED driver market, sales of LED drivers for general lighting increased 14% which partially offset reductions in sales of LED drivers for backlighting LCD monitors and LED TVs. We believe that the sales reduction of LED drivers for LED TVs is temporary.

For the second consecutive quarter, gross margin increased by 150 basis points to 53.9% and operating expense was essentially flat.  The  income tax benefit of $314,000 was due to an expiration of a  statute of limitations on uncertain tax positions of $949,000 which improved GAAP EPS by $0.08. Cash flow generated from operating activities was  $3.8 million. Auction rate securities totaling $12,950,000 were redeemed at par value, favorably reducing the total book value of previously frozen cash from $13,800,000 to $1,900,000. Since we completed our major repurchase of approximately 1.7 million shares for approximately $32.1 million between January 2011 and the end of fiscal 2013, we have repurchased approximately 16,000 shares of stock for $350,000.

First Fiscal Quarter recap

“We’re very pleased with customer acceptance of our new products and improvement in our operating performance,” stated Dr. Henry C. Pao, President and CEO. “Sales of our new analog switches have ramped up quickly, and we have gained many design wins with our new higher density analog switches for medical ultrasound systems. Our printer head driver sales for a new series of printers for printing on ceramics and textiles, as well as for printing in 3D, grew 80% sequentially after doubling in the previous quarter. We also started shipping in volume a custom product for a consumer application, which is included in our industrial/other market. There are further growth opportunities for our recently-launched products for medical ultrasound, printer, LED lighting and industrial/other products, which span nearly all of our target markets.  In large part due to our increased sales, we continue to improve our gross margin and generate positive cash flow from operating activities.”

Second Fiscal Quarter Outlook

Sales order visibility continues to be better than in fiscal 2013 and book-to-bill ratio remains above 1. Sales in the second quarter of fiscal 2014 are expected to be approximately 5% higher sequentially with increases occurring in most of our target markets. Second quarter gross margin is expected to be 53% to 55%, and our tax rate is  estimated to be approximately 25%. The Company expects to launch several new LED drivers for general lighting and for TV backlighting as patent filings are completed, as well as products for medical ultrasound and for the industrial/other market.

Forward-Looking Statements

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes," "anticipates" and "estimates." Examples of forward-looking statements include our belief that there are growth opportunities for our recently-launched products for medical ultrasound, printer, LED lighting and industrial/other products; our expectations that for the second fiscal quarter sales will be 5% higher sequentially, gross margin will be 53% to 55%, and our  tax rate will be approximately 25%; our belief that the reduction in sales of LED drivers for LED TVs is temporary; and our anticipation that we will launch several new products for general lighting, TV backlighting, medical ultrasound and industrial markets.

These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether our distributors have the sell-through we anticipate and whether we receive the additional orders we anticipate, whether the designed performance of our devices satisfies our customers' requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion, whether we are successful in the engineering of new products, whether we encounter production issues in device manufacturing or moving new products from engineering into production, whether customers have requirements for deliveries of newly launched products during fiscal 2014, whether the world-wide economy will be healthy during fiscal 2014, and whether our fab equipment continues to operate at expected capacities without need of replacement, as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PT (5:30 p.m. ET) on July 23, 2013, following the earnings release.  President and CEO, Dr. Henry C. Pao, and CFO, Phil Kagel, will present an overview of the first fiscal quarter financial results, discuss current business conditions, and then respond to questions.

The call will be available live for any interested party by dialing 866-952-1906 (domestic) or 785-424-1825 (toll, international) 5 minutes before the scheduled start time. A recorded replay will be available shortly after the call as a downloadable .mp3 file at http://www.supertex.com/company_ir.html until 11:59 p.m. ET, August 23, 2013.

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage products for use in the medical ultrasound imaging, LCD TV and computer monitor backlighting, LED general lighting, telecommunications, printer, flat panel display, industrial and consumer product industries. Supertex product, corporate and financial information is readily available at our website: http://www.supertex.com.

For further information, contact Investor Relations at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP net income and diluted non-GAAP net income per share.  We present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results.  Because these non-GAAP measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Our management uses each of the above non-GAAP financial measures internally to understand, manage and evaluate our business.  Our management believes it is useful for us and for investors to review, as applicable, both GAAP information, which includes employee stock-based compensation expense, and the non-GAAP measures, which exclude this information, in order to assess the performance of our core continuing businesses and for planning and forecasting in future periods.  Each of these non-GAAP measures is intended to provide investors with an understanding of our operational results and trends that more readily enables them to analyze our base financial and operating performance and facilitate period-to-period comparisons and analysis of operating trends.  Our management believes each of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Our GAAP cost of sales and operating expenses include employee stock-based compensation. Our non-GAAP financial measures reflect adjustments to exclude this employee stock-based compensation.  We believe cost of sales excluding share-based compensation, R&D expense excluding share-based compensation, and SG&A expense excluding share-based compensation are useful information for investors because comparative differences in the corresponding GAAP measures for different periods may reflect factors such as a different stock price when equity awards were made and different equity award practices rather than changes in the operation of the business.  Stock options are the form of equity compensation we presently utilize and they are a key incentive we offer our employees. We believe they have contributed to the sales earned during the period and will contribute to our future sales generation.  Employee stock-based compensation expenses will recur in future periods.

SUPERTEX, INC.
CONSOLIDATED BALANCE SHEET INFORMATION
(unaudited)

	June 29, 2013	March 30, 2013
	(in thousands)
ASSETS
Cash and cash equivalents	$ 29,184	$ 16,414
Short term investments	126,456	123,847
Trade accounts receivable, net	7,688	7,335
Inventories	11,418	11,344
Deferred tax assets	7,768	7,517
Prepaid income taxes	3,285	3,203
Prepaid expenses and other current assets	2,551	2,538
Total current assets	188,350	172,198
Long term investments	1,900	13,800
Property, plant and equipment, net	4,164	4,334
Other assets	759	787
Deferred tax assets, noncurrent	5,292	5,659
TOTAL ASSETS	$ 200,465	$ 196,778

LIABILITIES
Trade accounts payable	$ 2,819	$ 2,521
Accrued salaries and employee benefits	13,229	13,230
Other accrued liabilities	1,148	633
Deferred revenue	2,661	2,651
Income taxes payable	241	165
Total current liabilities	20,098	19,200
Income taxes payable, noncurrent	2,626	3,535
Deferred tax liabilities, noncurrent	115	115
Other accrued liabilities, noncurrent	579	575
Total liabilities	23,418	23,425

SHAREHOLDERS' EQUITY
Common stock	69,237	68,389
Accumulated other comprehensive loss	(348)	(564)
Retained earnings	108,158	105,528
Total shareholders' equity	177,047	173,353
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 200,465	$ 196,778

SUPERTEX, INC.
CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)

	Three Months Ended
	(in thousands, except per share amounts)
	June 29, 2013	March 30, 2013	June 30, 2012
Net sales	$ 16,198	$ 14,649	$ 16,059
Cost of sales(1)	7,466	6,970	8,565
Gross profit	8,732	7,679	7,494
Research and development(1)	3,480	3,494	3,486
Selling, general and administrative(1)	3,149	3,191	3,384
Income from operations	2,103	994	624
Interest and other income, net	469	800	202
Income before income taxes	2,572	1,794	826
Provision for (Benefit from) income taxes	(314)	265	229
Net income	$ 2,886	$ 1,529	$ 597
Net income per share:
Basic	$ 0.25	$ 0.13	$ 0.05
Diluted	$ 0.25	$ 0.13	$ 0.05
Shares used in per share computation:
Basic	11,527	11,519	11,999
Diluted	11,585	11,521	12,001

(1) Includes amortization of employee stock-based compensation as follows:
Cost of sales	$ 108	$ 100	$ 134
Research and development	$ 340	$ 346	$ 349
Selling, general and administrative	$ 195	$ 193	$ 262

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited)

	Three Months Ended
	(in thousands, except per share amounts)
	June 29, 2013	March 30, 2013	June 30, 2012
GAAP net income	$ 2,886	$ 1,529	$ 597
Adjustment for stock-based compensation included in:
Cost of sales	108	100	134
Research and development	340	346	349
Selling, general and administrative	195	193	262
Subtotal	643	639	745
Tax effect of stock-based compensation	(14)	(69)	(18)
Non-GAAP net income excluding employee stock-based compensation	$ 3,515	$ 2,099	$ 1,324

Non-GAAP net income per share:
Basic	$ 0.30	$ 0.18	$ 0.11
Diluted	$ 0.30	$ 0.18	$ 0.11
Shares used in per share computation:
Basic	11,527	11,519	11,999
Diluted	11,585	11,521	12,001

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP INCOME PER SHARE
(unaudited)

	Three Months Ended
	(in thousands, except per share amounts)
	June 29, 2013	March 30, 2013	June 30, 2012
Shares used in per share computation: Diluted	11,585	11,521	12,001

DILUTED:
GAAP net income per share	$ 0.25	$ 0.13	$ 0.05
Adjustments to reconcile net income to non-GAAP net income per share:
Employee stock-based compensation effects included in:
Cost of sales	0.01	0.01	0.01
Research and development	0.03	0.03	0.03
Selling, general and administrative	0.01	0.02	0.02
Tax effect of stock-based compensation	(0.00)	(0.01)	(0.00)
Non-GAAP net income per share excluding employee stock-based compensation	$ 0.30	$ 0.18	$ 0.11